As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-175773

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DyTb, LLC

(Exact name of registrant as specified in its charter)

Delaware	87-0294969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 W. Airport Road

Stillwater, OK 74075

(Address of Principal Executive Offices)

Valerie Ford Jacob
Chief Legal Officer, USA Rare Earth, Inc.
100 W Airport Road,
Stillwater, OK 74075
(813) 867-6155

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Joel Rubinstein, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Tel: (212) 819-8200

Approximate date of commencement of proposed sale to the public: Not Applicable. This Post-Effective Amendment No. 3 is being filed to deregister all of the unsold securities previously registered under the Second Registration Statement (as defined below).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 8, 2011, Texas Rare Earth Resources Corp. (subsequently renamed Texas Mineral Resources Corp. and now known as DyTb, LLC) filed a Registration Statement on Form S-1 (File No. 333-172116) with the U.S. Securities and Exchange Commission (the “Commission”), which was amended on April 19, 2011, May 25, 2011 and June 21, 2011 and declared effective by the Commission on June 27, 2011 (the “First Registration Statement”), registering up to 8,908,125 shares of common stock to be offered on a continuous basis by Texas Rare Earth Resources Corp. pursuant to Rule 415(a)(1)(x) under the Securities Act of 1933, as amended (the “Securities Act”). Additionally, on July 25, 2011, Texas Rare Earth Resources Corp. filed a Registration Statement on Form S-1 (File No. 333-175773) with the Commission, which was declared effective on August 8, 2011 (the “Second Registration Statement”), registering the resale of up to (i) 6,240,000 shares of common stock and (ii) up to 7,432,000 shares of common stock issuable upon the exercise of warrants, in each case, by the selling stockholders named therein on a continuous basis pursuant to Rule 415(a)(1)(i) under the Securities Act. Thereafter, on November 29, 2012, Texas Rare Earth Resources Corp. filed Post-Effective Amendment No. 1 to both the First Registration Statement and the Second Registration Statement with a combined prospectus pursuant to Rule 429 under the Securities Act, and then, on December 19, 2012, filed Post-Effective Amendment No. 2 to both the First Registration Statement and the Second Registration Statement with a combined prospectus pursuant to Rule 429 under the Securities Act (“Post-Effective Amendment No. 2”). Post-Effective Amendment No. 2 was declared effective by the Commission on December 21, 2012 under the file number for the First Registration Statement (333-172116).

The offering of securities on Post-Effective Amendment No. 2 as it related to the First Registration Statement has expired pursuant to Rule 415(a)(5) as more than three years have elapsed since the initial effective date of the First Registration Statement.

The offering of securities on Post-Effective Amendment No. 2 as it relates to the Second Registration Statement is not subject to Rule 415(a)(5).

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (this “Amendment”) to the Second Registration Statement is being filed by DyTb, LLC, a Delaware limited liability company (the “Company”), as successor in interest to Texas Mineral Resources Corp. (formerly known as Texas Rare Earth Resources Corp.), the registrant that originally filed the Second Registration Statement.

On August 7, 2026, pursuant to the previously announced Agreement and Plan of Merger, dated as of March 4, 2026, by and among Texas Mineral Resources Corp. (“TMRC”), USA Rare Earth, Inc., a Delaware corporation (“USAR”), Hamer Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of USAR (“First Merger Sub”), and the Company (f/k/a Hamer Merger Sub, LLC), a Delaware limited liability company and a wholly-owned subsidiary of USAR, First Merger Sub merged with and into TMRC, with TMRC surviving as a wholly-owned subsidiary of USAR, and promptly thereafter, TMRC merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of USAR (collectively, the “Mergers”).

As a result of the consummation of the Mergers, the Company, as successor in interest to TMRC, has terminated all offerings of securities pursuant to the Second Registration Statement. In accordance with an undertaking made by TMRC in the Second Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold or unissued at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities registered pursuant to the Second Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Second Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of such Second Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 3 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma, State of Oklahoma on August 14, 2026.

DYTB, LLC

By:	/s/ Valerie Ford Jacob
Valerie Ford Jacob
President, Treasurer and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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